4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com

CF Industries Holdings, Inc. Reports First Quarter 2020
Net Earnings of $68 Million, EBITDA of $314 Million
Strong Operational Performance Continues to Drive Solid Results
North American Fertilizer Supply Chain Operating Efficiently
Positive Outlook for Spring Nitrogen Demand in North America

DEERFIELD, IL—May 6, 2020—CF Industries Holdings, Inc. (NYSE: CF), a leading global fertilizer and chemical company, today announced results for its first quarter ended March 31, 2020.

Highlights

•	First quarter net earnings of $68 million(1), or $0.31 per diluted share; EBITDA(2) of $314 million; adjusted EBITDA(2) of $318 million

•	Trailing twelve month net cash from operating activities of $1,491 million, free cash flow(3) of $912 million

•	Company operations and logistics capabilities have not experienced pandemic-related disruptions to date

•	Ongoing focus on protecting health and well-being of employees during COVID-19 pandemic

•	Lowest 12-month rolling average recordable incident rate in company’s history as of March 31, 2020

•	Gross ammonia production of 2.7 million tons, second highest quarterly volume in company history

•	Company record first quarter granular urea and diesel exhaust fluid sales volumes

“The CF team is performing exceptionally well in a very difficult and uncertain environment created by the COVID-19 pandemic,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “We are operating safely, achieving high asset utilization rates and reliably supplying our customers as we enter the peak spring demand period in North America and the United Kingdom. Our unwavering focus on protecting the health and well-being of our employees will support our ability to continue to operate strongly. This will serve us well as we meet the anticipated high demand for nitrogen in North America this spring.”

Operations Overview

To this point, CF Industries’ operations, which are designated as part of the “critical infrastructure” in each country in which it operates, have not been disrupted by the COVID-19 pandemic, and the company has continued to operate safely and efficiently. As of March 31, 2020, the company’s 12-month rolling average recordable incident rate was 0.34 incidents per 200,000 work hours, the lowest level ever recorded by the company. Gross ammonia production for the first quarter of 2020 was approximately 2.7 million tons, which is the second highest quarterly volume in company history.

________________________________________________________________

(1)
Certain items recognized during the first quarter of 2020 impacted our financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.

(2)
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

(3)
Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.

CF Industries is actively managing and responding to the COVID-19 pandemic, focusing on protecting the health and well-being of employees and contractors at its locations. The company has taken, and continues to add, precautionary measures across its network to limit potential exposure to the virus. These include shift schedule changes, changes to loading and shipping procedures, social distancing, remote work arrangements for non-operational employees, temperature screening, maintaining a close contact log for employees, self-quarantine logs, requiring face coverings onsite, restricting visitor access, enhanced cleaning protocols and travel restrictions for employees. Since the onset of the pandemic, CF has only had a very small number of employees test positive for COVID-19, which has not affected the company’s ability to maintain safe staffing levels. All of the employees who tested positive have fully recovered and have returned to work.

Additionally, the company has been in constant contact with its transportation partners to understand their preparations and contingency plans for the pandemic. It has also engaged customers regularly to offer flexible solutions to ensure their nitrogen requirements are met. The company believes the fertilizer supply chain is operating efficiently.

Financial Results Overview

For the first quarter of 2020, net earnings attributable to common stockholders were $68 million, or $0.31 per diluted share; EBITDA was $314 million; and adjusted EBITDA was $318 million. These results compare to first quarter 2019 net earnings attributable to common stockholders of $90 million, or $0.40 per diluted share; EBITDA of $301 million; and adjusted EBITDA of $305 million.

Net sales in the first quarter of 2020 were similar to the first quarter of 2019. Average selling prices for the first quarter of 2020 were lower than the first quarter of 2019 across all segments due to increased global supply availability as lower global energy costs drove higher global operating rates. This was mostly offset by higher sales volumes across all segments for the first quarter of 2020 compared to the first quarter of 2019.

Cost of sales for the first quarter of 2020 were slightly lower than the first quarter of 2019 due to lower realized natural gas costs and lower maintenance costs, offset by the impact of higher sales volumes.

In the first quarter of 2020, the average cost of natural gas reflected in the company’s cost of sales was $2.61 per MMBtu compared to the average cost of natural gas in cost of sales of $3.68 per MMBtu in the first quarter of 2019.

Capital Management

As of March 31, 2020, the company had cash and cash equivalents of $753 million on the balance sheet. This included $500 million in borrowings under its $750 million revolving credit facility, which was drawn in March to ensure the company had sufficient liquidity should credit markets not function properly due to the COVID-19 pandemic. Subsequent to quarter end, the company repaid the borrowings in full due to confidence in the stability of and ready availability of liquidity in credit markets and strong nitrogen fertilizer business conditions.

Capital expenditures in the first quarter of 2020 were $67 million. The company anticipates that capital expenditures for the full year of 2020 will be in a range of $350 to $400 million. This is lower than its previous estimate of $400 to $450 million due to certain activities likely to be deferred as a result of the COVID-19 pandemic.

The company repurchased approximately 2.6 million shares for $100 million during the first quarter of 2020. Since the share repurchase authorization was announced in February 2019, the company has repurchased approximately 10.2 million shares for $437 million.

CHS Inc. (CHS) is entitled to semi-annual distributions resulting from its minority equity investment in CF Industries Nitrogen, LLC (CFN). The estimate of the partnership distribution earned by CHS, but not yet declared, for the first quarter of 2020 is approximately $40 million.

Market Outlook

In the near-term, CF expects positive global nitrogen demand driven by an increase in nitrogen-consuming planted corn and coarse grain acres in North America in 2020 compared to 2019. The company anticipates 92-94 million acres of corn will be planted in the U.S. in 2020, below the U.S. Department of Agriculture’s March forecast of 97 million acres. The company believes its forecast is supported by favorable planting conditions across most of North

America, farm-level income support such as crop insurance and pandemic-related government payments, and the strongest movement of ammonia for spring fertilizer application from the CF system in any April since 2015.

Global nitrogen requirements have been underpinned by demand for urea imports to India and Brazil. India executed its first urea tender of 2020 in late March and issued its second tender in late April. Urea tender volumes in India in 2020 may ease from 2019’s record high based on less favorable growing conditions and new domestic urea capacity. Demand for urea imports to Brazil is expected to be higher in 2020 compared to 2019, as domestic urea production is projected to remain shut down throughout the year.

CF continues to monitor the impact of the COVID-19 pandemic on near-term global nitrogen supply and demand. Announced outages due to the pandemic include certain nitrogen facilities in India and France. Additionally, new nitrogen capacity under construction may experience labor and equipment issues related to the pandemic that delay project completion and commissioning. The company believes nitrogen demand for industrial applications, such as explosives and emission abatement, have been affected by the COVID-19 pandemic. The company expects this to extend through the remainder of the year as current economic activity remains low due to efforts to slow the spread of COVID-19. There is also uncertainty regarding the factors that influence farmers’ planting decisions in 2021, such as ethanol demand, feed demand, exports, and potential governmental policy responses to these factors.

The company expects North American nitrogen production facilities to remain at the low-end of the global nitrogen cost curve for the foreseeable future due to their access to low-cost North American natural gas. Additionally, the company projects that Chinese anthracite coal-based nitrogen complexes will remain the global marginal urea producer and thus set the global price. Forward energy curves suggest the cost advantage per metric ton of urea for North American producers in 2020 should remain well over $100 compared to Chinese anthracite-coal based producers despite lower global energy costs. This is approximately 20-35 percent higher than the cost advantage realized in 2016 and 2017. The company believes this cost advantage, along with its high-performing team, consistently high operating rate and distribution and logistics capabilities, will continue to support its substantial cash generation capability.

Consolidated Results

	Three months ended March 31,
	2020	2019
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$971	$1,001
Cost of sales	767	781
Gross margin	$204	$220
Gross margin percentage	21.0%	22.0%

Net earnings attributable to common stockholders	$68	$90
Net earnings per diluted share	$0.31	$0.40

EBITDA(1)	$314	$301
Adjusted EBITDA(1)	$318	$305

Tons of product sold (000s)	4,688	4,087

Supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$2.42	$3.70
Realized derivatives loss (gain) in cost of sales(3)	0.19	(0.02)
Cost of natural gas in cost of sales	$2.61	$3.68

Average daily market price of natural gas (per MMBtu):
Henry Hub	$1.88	$2.89
National Balancing Point UK	$3.20	$6.56

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(12)	$2
Depreciation and amortization	$211	$188
Capital expenditures	$67	$80

Production volume by product tons (000s):
Ammonia(4)	2,670	2,567
Granular urea	1,285	1,306
UAN (32%)	1,599	1,637
AN	515	482
_______________________________________________________________________________

(1)	See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.

(2)	Includes the cost of natural gas and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method.

(3)	Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.

(4)	Gross ammonia production, including amounts subsequently upgraded into other products.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated form of nitrogen, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen form that the company upgrades into other nitrogen products such as urea, UAN and AN.

	Three months ended March 31,
	2020	2019
	(dollars in millions, except per ton amounts)
Net sales	$193	$187
Cost of sales	173	166
Gross margin	$20	$21
Gross margin percentage	10.4%	11.2%

Sales volume by product tons (000s)	762	606
Sales volume by nutrient tons (000s)(1)	625	497

Average selling price per product ton	$253	$309
Average selling price per nutrient ton(1)	309	376

Adjusted gross margin(2):
Gross margin	$20	$21
Depreciation and amortization	39	29
Unrealized net mark-to-market gain on natural gas derivatives	(4)	—
Adjusted gross margin	$55	$50
Adjusted gross margin as a percent of net sales	28.5%	26.7%

Gross margin per product ton	$26	$35
Gross margin per nutrient ton(1)	32	42
Adjusted gross margin per product ton	72	83
Adjusted gross margin per nutrient ton(1)	88	101
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2020 to 2019 first quarter period:

•
Factors affecting ammonia sales volume, which increased for the first quarter of 2020 compared to 2019, include more favorable weather allowing earlier fertilizer application compared to the prior year period.

•	Ammonia average selling prices decreased for the first quarter of 2020 compared to 2019 due to increased global supply availability as lower global energy costs drove higher global operating rates.

•	Ammonia adjusted gross margin per ton decreased for the first quarter of 2020 compared to 2019 due to lower average selling prices, partially offset by lower realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen products.

	Three months ended March 31,
	2020	2019
	(dollars in millions, except per ton amounts)
Net sales	$337	$343
Cost of sales	224	228
Gross margin	$113	$115
Gross margin percentage	33.5%	33.5%

Sales volume by product tons (000s)	1,381	1,184
Sales volume by nutrient tons (000s)(1)	635	545

Average selling price per product ton	$244	$290
Average selling price per nutrient ton(1)	531	629

Adjusted gross margin(2):
Gross margin	$113	$115
Depreciation and amortization	72	66
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(4)	1
Adjusted gross margin	$181	$182
Adjusted gross margin as a percent of net sales	53.7%	53.1%

Gross margin per product ton	$82	$97
Gross margin per nutrient ton(1)	178	211
Adjusted gross margin per product ton	131	154
Adjusted gross margin per nutrient ton(1)	285	334
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2020 to 2019 first quarter period:

•
Factors affecting granular urea sales volume, which increased for the first quarter of 2020 compared to 2019, include more favorable weather leading to earlier product deliveries compared to the year before.

•	Urea average selling prices decreased for the first quarter of 2020 compared to 2019 due to increased global supply availability as lower global energy costs drove higher global operating rates.

•	Granular urea adjusted gross margin per ton decreased for the first quarter of 2020 compared to 2019 due to lower average selling prices, partially offset by lower realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended March 31,
	2020	2019
	(dollars in millions, except per ton amounts)
Net sales	$235	$256
Cost of sales	193	195
Gross margin	$42	$61
Gross margin percentage	17.9%	23.8%

Sales volume by product tons (000s)	1,390	1,268
Sales volume by nutrient tons (000s)(1)	436	396

Average selling price per product ton	$169	$202
Average selling price per nutrient ton(1)	539	646

Adjusted gross margin(2):
Gross margin	$42	$61
Depreciation and amortization	52	46
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(3)	1
Adjusted gross margin	$91	$108
Adjusted gross margin as a percent of net sales	38.7%	42.2%

Gross margin per product ton	$30	$48
Gross margin per nutrient ton(1)	96	154
Adjusted gross margin per product ton	65	85
Adjusted gross margin per nutrient ton(1)	209	273
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2020 to 2019 first quarter period:

•
Factors affecting UAN sales volume, which increased for the first quarter of 2020 compared to the first quarter of 2019, include more favorable weather allowing for an earlier start to the spring fertilizer application season in the Southern Plains compared to the year before.

•	UAN average selling prices decreased for the first quarter of 2020 compared to 2019 due to increased global supply availability as lower global energy costs drove higher global operating rates.

•	UAN adjusted gross margin per ton decreased in the first quarter of 2020 compared to 2019 due to lower average selling prices, partially offset by lower realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems.

	Three months ended March 31,
	2020	2019
	(dollars in millions, except per ton amounts)
Net sales	$116	$127
Cost of sales	103	114
Gross margin	$13	$13
Gross margin percentage	11.2%	10.2%

Sales volume by product tons (000s)	547	501
Sales volume by nutrient tons (000s)(1)	184	166

Average selling price per product ton	$212	$253
Average selling price per nutrient ton(1)	630	765

Adjusted gross margin(2):
Gross margin	$13	$13
Depreciation and amortization	26	22
Unrealized net mark-to-market gain on natural gas derivatives	(1)	—
Adjusted gross margin	$38	$35
Adjusted gross margin as a percent of net sales	32.8%	27.6%

Gross margin per product ton	$24	$26
Gross margin per nutrient ton(1)	71	78
Adjusted gross margin per product ton	69	70
Adjusted gross margin per nutrient ton(1)	207	211
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2020 to 2019 first quarter period:

•	Factors affecting AN sales volume, which increased for the first quarter of 2020 compared to 2019, include higher demand in North America and Europe for agricultural applications.

•	AN average selling prices for the first quarter of 2020 decreased compared to 2019 due to increased global supply availability as lower global energy costs drove higher global operating rates.

•	AN adjusted gross margin per ton for the first quarter of 2020 compared to 2019 was unchanged.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended March 31,
	2020	2019
	(dollars in millions, except per ton amounts)
Net sales	$90	$88
Cost of sales	74	78
Gross margin	$16	$10
Gross margin percentage	17.8%	11.4%

Sales volume by product tons (000s)	608	528
Sales volume by nutrient tons (000s)(1)	120	103

Average selling price per product ton	$148	$167
Average selling price per nutrient ton(1)	750	854

Adjusted gross margin(2):
Gross margin	$16	$10
Depreciation and amortization	17	17
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	—
Adjusted gross margin	$33	$27
Adjusted gross margin as a percent of net sales	36.7%	30.7%

Gross margin per product ton	$26	$19
Gross margin per nutrient ton(1)	133	97
Adjusted gross margin per product ton	54	51
Adjusted gross margin per nutrient ton(1)	275	262
_______________________________________________________________________________

(1)	Nutrient tons represent the tons of nitrogen within the product tons.

(2)
Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2020 to 2019 first quarter periods:

•	Factors affecting Other segment sales volume, which increased for the first quarter of 2020 compared to 2019, include higher sales of DEF and NPKs.

•	Other average selling prices for the first quarter of 2020 decreased compared to 2019 due to increased global supply availability as lower global energy costs drove higher global operating rates.

•
Other segment adjusted gross margin per ton was higher for the first quarter of 2020 compared to 2019 primarily due to lower realized natural gas costs, partially offset by lower average selling prices.

Dividend Payment

On April 28, 2020, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on May 29, 2020 to stockholders of record as of May 15, 2020.

Conference Call

CF Industries will hold a conference call to discuss its first quarter 2020 results at 11:00 a.m. ET on Thursday, May 7, 2020. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries is a leading global manufacturer and distributor of nitrogen products for fertilizer, emissions abatement and other industrial applications. We operate manufacturing complexes in the United States, Canada, and the United Kingdom, which are among the most cost-advantaged, efficient and flexible in the world, and an unparalleled storage, transportation and distribution network in North America. Our 3,000 employees focus on safe and reliable operations, environmental stewardship and disciplined capital and corporate management, driving our strategy to leverage and sustainably grow the world’s most advantaged nitrogen and chemicals platform to serve customers, creating long-term shareholder value. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and statements about future financial and operating results.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the impact of the novel coronavirus disease 2019 (COVID-19) pandemic, including measures taken by governmental authorities to slow the spread of the virus, on our business and operations; the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s fertilizer products, the conditions in the international market for nitrogen products, and the intense global competition from other fertilizer producers; conditions in the United States, Europe and other agricultural areas; the volatility of natural gas prices in North America and Europe; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; the Company’s ability to maintain compliance with covenants under its revolving credit agreement and the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with cyber security; weather conditions; risks associated with changes in tax laws and disagreements with taxing authorities; the Company’s reliance on a limited number of key facilities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; risks associated with the operation or management of the strategic venture with CHS (the “CHS Strategic Venture”), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; and deterioration of global market and economic conditions.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended March 31,
	2020	2019
	(in millions, except per share amounts)
Net sales	$971	$1,001
Cost of sales	767	781
Gross margin	204	220
Selling, general and administrative expenses	54	58
Other operating—net	6	4
Total other operating costs and expenses	60	62
Equity in earnings of operating affiliate	3	7
Operating earnings	147	165
Interest expense	44	60
Interest income	(1)	(4)
Other non-operating—net	—	(1)
Earnings before income taxes	104	110
Income tax provision (benefit)	13	(8)
Net earnings	91	118
Less: Net earnings attributable to noncontrolling interest	23	28
Net earnings attributable to common stockholders	$68	$90

Net earnings per share attributable to common stockholders:
Basic	$0.31	$0.40
Diluted	$0.31	$0.40
Weighted-average common shares outstanding:
Basic	216.0	223.4
Diluted	216.6	224.6

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	March 31, 2020	December 31, 2019
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$753	$287
Accounts receivable—net	251	242
Inventories	379	351
Prepaid income taxes	78	71
Other current assets	19	23
Total current assets	1,480	974
Property, plant and equipment—net	7,938	8,170
Investment in affiliate	91	88
Goodwill	2,346	2,365
Operating lease right-of-use assets	287	280
Other assets	299	295
Total assets	$12,441	$12,172

Liabilities and Equity
Current liabilities:
Short-term debt	$500	$—
Accounts payable and accrued expenses	378	437
Income taxes payable	19	1
Customer advances	239	119
Current operating lease liabilities	94	90
Other current liabilities	5	18
Total current liabilities	1,235	665
Long-term debt	3,958	3,957
Deferred income taxes	1,217	1,246
Operating lease liabilities	197	193
Other liabilities	431	474
Equity:
Stockholders’ equity	2,728	2,897
Noncontrolling interest	2,675	2,740
Total equity	5,403	5,637
Total liabilities and equity	$12,441	$12,172

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended March 31,
	2020	2019
	(in millions)
Operating Activities:
Net earnings	$91	$118
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	211	188
Deferred income taxes	(50)	14
Stock-based compensation expense	7	6
Unrealized net (gain) loss on natural gas derivatives	(12)	2
Unrealized (gain) loss on embedded derivative	(1)	1
Loss on disposal of property, plant and equipment	—	1
Undistributed earnings of affiliate—net of taxes	(4)	(8)
Changes in:
Accounts receivable—net	(12)	(28)
Inventories	(29)	(101)
Accrued and prepaid income taxes	10	24
Accounts payable and accrued expenses	(47)	(65)
Customer advances	120	152
Other—net	8	2
Net cash provided by operating activities	292	306
Investing Activities:
Additions to property, plant and equipment	(67)	(80)
Proceeds from sale of property, plant and equipment	—	5
Insurance proceeds for property, plant and equipment	2	—
Net cash used in investing activities	(65)	(75)
Financing Activities:
Proceeds from short-term borrowings	500	—
Dividends paid on common stock	(65)	(67)
Distributions to noncontrolling interest	(88)	(86)
Purchases of treasury stock	(100)	(87)
Issuances of common stock under employee stock plans	3	2
Shares withheld for taxes	(8)	(4)
Net cash provided by (used in) financing activities	242	(242)
Effect of exchange rate changes on cash and cash equivalents	(3)	—
Increase (decrease) in cash and cash equivalents	466	(11)
Cash and cash equivalents at beginning of period	287	682
Cash and cash equivalents at end of period	$753	$671

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):
Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest. The company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the company and its ability to generate cash and to evaluate the company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Twelve months ended March 31,
	2020	2019
	(in millions)
Net cash provided by operating activities	$1,491	$1,521
Capital expenditures	(391)	(434)
Distributions to noncontrolling interest	(188)	(166)
Free cash flow	$912	$921

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.
The company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended March 31,
	2020	2019
	(in millions)
Net earnings	$91	$118
Less: Net earnings attributable to noncontrolling interest	(23)	(28)
Net earnings attributable to common stockholders	68	90
Interest expense—net	43	56
Income tax provision (benefit)	13	(8)
Depreciation and amortization	211	188
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(20)	(23)
Loan fee amortization(1)	(1)	(2)
EBITDA	314	301
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(12)	2
Loss on foreign currency transactions, including intercompany loans	18	2
Property insurance proceeds(2)	(2)	—
Total adjustments	4	4
Adjusted EBITDA	$318	$305

Net sales	$971	$1,001
Tons of product sold (000s)	4,688	4,087

Net earnings attributable to common stockholders per ton	$14.51	$22.02
EBITDA per ton	$66.98	$73.65
Adjusted EBITDA per ton	$67.83	$74.63
_______________________________________________________________________________

(1)	Loan fee amortization is included in both interest expense—net and depreciation and amortization.

(2)	Represents proceeds related to a property insurance claim at one of our nitrogen complexes.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY

During the three months ended March 31, 2020 and 2019, certain items impacted our financial results. The following table outlines these items and how they impacted the comparability of our financial results during these periods. During the three months ended March 31, 2020 and 2019, we reported net earnings attributable to common stockholders of $68 million and $90 million, respectively.

	Three months ended March 31,
	2020		2019
	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market (gain) loss on natural gas derivatives(1)	$(12)	$(9)	$2	$1
Loss on foreign currency transactions, including intercompany loans(2)	18	14	2	1
Insurance proceeds(2)(3)	(10)	(8)	—	—
Louisiana incentive tax credit(4)	—	—	—	(30)
_______________________________________________________________________________

(1)	Included in cost of sales in our consolidated statements of operations.

(2)	Included in other operating—net in our consolidated statements of operations.

(3)
Represents proceeds related to an insurance claim at one of our nitrogen complexes. Consists of $8 million related to business interruption insurance proceeds and $2 million related to property insurance proceeds.

(4)	Included in income tax provision (benefit) in our consolidated statement of operations.